UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 29, 2021, Legion issued the following press release:

Legion Partners Addresses Genesco’s Desperate Attempt to Divert Attention Away From the Urgent Need for Boardroom Change

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today issued the below statement in response to the Company’s decision to publicize a disingenuous private letter issued by its Board of Directors (the “Board”) roughly six weeks ago on May 19, 2021. As a reminder, shareholders can learn about our world-class nominees and how to vote on the WHITE proxy card by visiting www.GCOForward.com.

Chris Kiper and Ted White, Legion Partners’ Managing Directors, commented:

“We believe Genesco’s Board has once again validated our case for urgent change by disseminating blatant distortions and misrepresentations to its shareholders. Rather than try to comprehensively respond to the substantive presentations we issued last week and yesterday, Genesco released a six-week-old private letter that mischaracterizes settlement discussions in an attempt to imply a lack of engagement on our part. We view this as nothing more than a disingenuous ploy to try to mislead independent proxy advisory firms and shareholders ahead of what is likely the most critical annual meeting in the Company’s long history.

The reality is that we did engage in a private dialogue with Genesco prior to going public with our nomination of directors. We asked the Company if it would be willing to initiate a meaningful Board refresh in light of its excessive average director tenure, numerous interlocks, poor governance practices, lack of relevant experience and sustained underperformance. We also informed the Company we would be willing to make our nominees available for interviews if a settlement framework were established. Despite the fact that Genesco seemingly pushed both of our designees off of its Board after one year of service in June 2019, we still tried to engage in good faith.

It is equally important to stress that we were previously willing to participate in Genesco’s self-directed refresh and settle for one designee, provided that Company appointees were of the highest caliber and 20-year Board member Matthew C. Diamond would finally step down in 2022. The Company rejected that compromise on May 20, 2021 – one day following the letter that Genesco just released – and unilaterally pursued a refresh that only increased interlocks among directors and executives. To add insult to injury for long-suffering shareholders, Genesco disclosed after rejecting our desired framework that it is spending $8.5 million on this fight. As a further sign of entrenchment, it has come to our attention that the Company is using at least a half-dozen external advisors (each of which is receiving shareholders’ capital to defend underperforming directors).

After taking into account all of Genesco’s seemingly underhanded actions and entrenchment maneuvers, including its unwillingness to adopt a universal proxy card, we believe it is abundantly clear that Mr. Diamond is not the only director that must be removed and replaced on the Board. With this context in mind, we are willing to resume settlement discussions and pursue a resolution that leads to additional refreshment that is meaningful. We just cannot sit by as these four long-serving directors seemingly continue to hold the Company back:

•	Matthew C. Diamond - Throughout his 20 years on the Board, Mr. Diamond has presided over excessive executive compensation, sustained underperformance and very questionable corporate governance decisions such as the renomination of directors with clear interlocks to insiders. By the standards set by leading independent proxy advisory firms, Mr. Diamond is an extremely stale and over-tenured Board member. We contend his two-decade tenure compromises his independence and see no compelling case for keeping him as a director.

•	Thurgood Marshall, Jr. - In addition to presiding over significant share price underperformance during his nine-year tenure on Genesco’s Board, Mr. Marshall has no prior relevant retail or footwear experience and a documented history of flouting corporate governance best practices. Notably, a leading independent proxy advisory firm recommended shareholders of CoreCivic, Inc. withhold votes for Mr. Marshall for four straight years – from 2017 to 2020 – citing material governance failures. We question how the current Board could appoint Mr. Marshall as Chair of Genesco’s ESG Subcommittee and tout his purported governance expertise when he is a member of the Nominating and Governance Committee at CoreCivic, Inc., which places material restrictions on shareholders’ ability to amend bylaws.

•	Joanna Barsh - We believe Ms. Barsh, who has presided over persistent share price underperformance during her lengthy tenure, bears responsibility for the Company’s misaligned executive compensation structure and its commitment to a broken conglomerate model. Notably, Ms. Barsh (a long-time McKinsey consultant) is a long-serving member and now the Chair of the Compensation Committee, which has rubberstamped millions of dollars of payments to Mimi Vaughn, Parag Desai and Robert Dennis (all McKinsey alumni) during a period of extended underperformance at Genesco.

•	Kevin P. McDermott - We believe Mr. McDermott, who has presided over sizable share price underperformance during his five-year tenure on Genesco’s Board, has no relevant retail or footwear experience and is perpetuating the culture of concerning interlocks at the Company. Notably, Mr. McDermott was recently the Chief Audit Executive at Pinnacle Financial Partners (NASDAQ: PNFP), where Marty Dickens (a current Genesco director) is a Board member.

 As shareholders can see in our most recent presentation, Legion Partners’ four nominees – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – are energized, engaged and expert operators with the vision to pursue efficiencies, growth and value-enhancing stakeholder engagement. We believe shareholders should focus on how the incumbents stack up to our four-member slate when it comes to retail and footwear experience, independence and value-enhancing ideas. The only thing that could cloud the clear choice here is Genesco’s smoke screen, which we implore shareholders to see through.”

***

Please visit www.GCOForward.com to view important materials.

If you have any questions or require assistance as you consider how to vote, please contact Legion Partners’ proxy solicitor Kingsdale Advisors at GCO@kingsdaleadvisors.com.

***

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors

Michael Fein / Lydia Mulyk, 646-651-1640

mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

Profile

Charlotte Kiaie / Bela Kirpalani, 347-343-2999

ckiaie@profileadvisors.com / bkirpalani@profileadvisors.com

###

Item 2: Also on June 29, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 3: Also on June 29, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: